Exhibit 99.1

Contacts:	For news media – George Biechler, 610-774-5997
For financial analysts – Tim Paukovits, 610-774-4124

PPL Reports First-Quarter 2008 Earnings;
Reaffirms 2008 and 2010 Earnings Forecasts

•	Reported earnings per share up versus a year ago, driven by special items in both periods, stronger results in international delivery business

•	Ongoing earnings per share down versus a year ago on loss of synfuel-related benefits, lower supply business margins, offset by stronger results in international delivery business

ALLENTOWN, Pa. (May 2, 2008) ― Driven by stronger results in its international delivery business segment and special items, PPL Corporation (NYSE: PPL) reported higher first-quarter 2008 earnings compared with a year ago, the company announced Friday (5/2).

PPL’s reported earnings in the most recent quarter were $0.69 per share, 33 percent higher than a year ago. The increase was primarily due to a net credit of $0.08 per share in special items recorded in the first quarter of 2008 compared with a net charge of $0.13 per share in special items recorded during the same period a year ago.

PPL’s first-quarter 2008 earnings from ongoing operations, which exclude special items, were 6 percent lower than a year ago, at $0.61 per share, primarily due to the expiration of the federal synfuel tax credit program at the end of 2007. This decline reflects a loss of $0.08 per share in synfuel benefits, $0.03 per share in lower energy margins from the company’s U.S. power plants, and $0.03 per share from the loss in earnings from PPL’s Latin American businesses as a result of their sales in 2007. Higher earnings of $0.10 per share from PPL’s U.K. electricity delivery businesses, including a $0.04 per share increase in delivery margins, partially offset these declines.

“PPL is solidly on target to achieve its 2008 ongoing earnings forecast,” said James H. Miller, PPL’s chairman, president and chief executive officer. “As we communicated late last year, our 2008 forecast incorporates the loss of several contributors to 2007 ongoing earnings, including synfuel benefits, the operating earnings of assets divested last year and tax benefits related to our international operations. We expect the loss of these items, which contributed 34 cents per share to our 2007 annual ongoing earnings, to be partially offset in 2008 by higher energy margins, stronger delivery margins and lower operating costs.

“Consistent with our results in 2007, we expect virtually all of the 2008 margin growth in our supply business segment to occur during the second half of the year,” Miller said. “We expect margin growth to be driven primarily by the replacement of expiring supply obligations with higher-margin wholesale energy contracts, by higher base load generation, and by expanded energy marketing and trading activities.”

Miller said first-quarter 2008 earnings from PPL’s regulated Pennsylvania delivery operations were essentially flat compared with a year ago. However, first-quarter earnings at PPL’s regulated electricity distribution businesses in the U.K. were higher compared with a year ago.

“In the current business environment, all of our business segments are performing as expected, and they are successfully executing their respective business plans,” Miller said.

PPL reaffirmed its 2008 forecast of earnings from ongoing operations of $2.35 to $2.45 per share. This forecast reflects the loss of earnings due to the expiration of the federal synfuel tax credit program at the end of 2007 and the sale of PPL’s Latin American businesses during 2007. In addition, U.S. income tax benefits realized in 2007 are not likely to recur at a similar level in 2008. The company’s 2008 forecast of reported earnings is $2.43 to $2.53 per share, reflecting special items recorded through March 31, 2008.

The company also reaffirmed its 2010 earnings forecast range of $4.00 to $4.60 per share.

“We are executing on the tactical plans to achieve the 2010 forecast,” Miller said. “One of our top priorities is to enhance the value of our electricity generation fleet, as well as to increase the value of our energy marketing and trading operations. We are extracting additional value from a wider array of wholesale products and services in more markets, beyond the firm electricity sales that are backed by our power plants.”

First-Quarter 2008 Earnings Details

Reported earnings in the first quarter of 2008 included special items of $0.08 per share in net credits. For the first quarter of 2008, PPL recorded a special credit of $0.13 per share related to the mark-to-market impacts of energy-related, non-trading economic hedges. The mark-to-market gains or losses on the energy hedges will reverse as the hedging contracts settle in the future.

PPL also recorded special charges of $0.04 per share as a result of a valuation adjustment to prior-year synfuel tax credits and $0.01 per share for a groundwater litigation settlement offer related to the Colstrip generating plant in Montana. Synfuel operations ceased production at the end of 2007. In the first quarter of 2007, PPL recorded net special charges of $0.13 per share, which included an $0.11 per share special charge related to the sales of its Latin American electricity delivery businesses.

(See tables for other special items.)

Reported earnings are calculated in accordance with generally accepted accounting principles (GAAP) in the United States. Earnings from ongoing operations is a non-GAAP financial measure that excludes special items. Special items include charges or credits that are unusual or nonrecurring as well as the mark-to-market impact of energy-related, non-trading economic hedges.

(Dollars in millions, except for per share amounts)

	1st Quarter
	2008	2007	% Change
Reported Earnings	$260	$203	+28%
Reported Earnings per Share	$0.69	$0.52	+33%
Earnings from Ongoing Operations	$228	$252	-10%
Per Share Earnings from Ongoing Operations	$0.61	$0.65	-6%

(See the tables at the end of the news release for details as to the reconciliation of reported earnings versus earnings from ongoing operations.)

First-Quarter 2008 Earnings by Business Segment

The following chart shows PPL’s earnings by business segment for the first quarter of 2008, compared with the same period of 2007.

	1st Quarter
	2008	2007
	(per share)
Earnings from Ongoing Operations

Supply	$0.19	$0.32
Pennsylvania Delivery	0.16	0.15
International Delivery	0.26	0.18
Total	$0.61	$0.65

Special Items

Supply	$0.08	$(0.02)
Pennsylvania Delivery	-	-
International Delivery	-	(0.11)
Total	$0.08	$(0.13)

Reported Earnings

Supply	$0.27	$0.30
Pennsylvania Delivery	0.16	0.15
International Delivery	0.26	0.07
Total	$0.69	$0.52

(For more details and a breakout of special items by segment, see the reconciliation tables at the end of this news release.)

Key Factors Impacting Business Segment Earnings from Ongoing Operations

Supply Segment
PPL’s supply business segment primarily consists of the domestic energy generation and marketing operations of PPL Energy Supply.

Per share earnings from ongoing operations for PPL’s supply business segment declined in the first quarter of 2008 by $0.13 per share, or 41 percent, compared with a year ago. This decline was primarily driven by an $0.08 per share loss of synfuel-related benefits as a result of the expiration of federal synfuel tax credits at the end of 2007 and lower wholesale energy margins in the eastern U.S.

The change in energy margins was the net result of higher average fuel prices; lower base load generation following the shutdown of two coal-fired units at PPL’s Martins Creek power plant in Pennsylvania; and improved margins from energy marketing and trading activities. In addition, this business segment incurred higher operating expenses in the current quarter compared with a year ago.

Pennsylvania Delivery Segment
PPL’s Pennsylvania delivery business segment includes the regulated electric and gas delivery operations of PPL Electric Utilities and PPL Gas Utilities.

Per share earnings from ongoing operations for PPL’s Pennsylvania delivery business segment increased in the first quarter of 2008 by $0.01 per share, or 7 percent, compared with a year ago. This increase was primarily driven by higher electricity delivery revenues, which were a result of load growth and PPL Electric Utilities’ base rate increase that went into effect on Jan. 1, 2008. These positive factors were partially offset by higher operating expenses.

International Delivery Segment
PPL’s international delivery business segment primarily includes the regulated electricity distribution companies in the U.K. and included the operating results of the Latin American companies prior to their sales in 2007.

Per share earnings from ongoing operations for PPL’s international delivery business segment increased in the first quarter of 2008 by $0.08 per share, or 44 percent, compared with a year ago. This increase was primarily driven by higher U.K. delivery revenues, due to higher rates incorporating the annual regulatory adjustment for inflation; lower operating expenses; and lower U.K. income taxes. These positive benefits were partially offset by the loss in earnings from PPL’s Latin American businesses as a result of their sales in 2007.

2008 Ongoing Earnings Forecast by Business Segment

Earnings (per share)	2008 (forecast)	2007 (actual)
	Midpoint

Supply	$1.31	$1.42
Pennsylvania Delivery	0.42	0.40
International Delivery	0.67	0.78
Total	$2.40	$2.60

Supply Segment
PPL projects lower earnings from ongoing operations in its supply business segment in 2008 compared with 2007 as a result of the loss of synfuel-related benefits and higher depreciation and operating expenses for scrubbers that have been or will be installed during 2008 at its Montour and Brunner Island coal-fired power plants, both in Pennsylvania. PPL expects these negative effects to be partially offset by higher energy margins as a result of higher-valued wholesale energy contracts and higher expected base load generation compared with 2007. PPL expects most of the increase in energy margins to be realized in the second half of 2008.

Pennsylvania Delivery Segment
PPL projects higher earnings from ongoing operations for its Pennsylvania delivery business segment, driven by higher revenues as a result of PPL Electric Utilities’ new distribution rates, partially offset by higher operating expenses.

International Delivery Segment
PPL projects the earnings from ongoing operations of its international delivery business segment will decline in 2008 compared with 2007. This decline is a result of the 2007 divestiture of PPL’s Latin American businesses and higher U.S. income taxes primarily driven by certain U.S. income tax benefits realized in 2007. Partially offsetting the impact of these negative earnings drivers are higher revenues in PPL’s U.K. electricity distribution businesses and lower U.K. pension expense.

2010 Earnings Forecast

PPL also reaffirmed its 2010 earnings forecast range of $4.00 to $4.60 per share. This forecast is driven primarily by higher energy margins based on higher wholesale electricity and capacity prices, higher expected generation output, and increased earnings from marketing and trading activities.

At the end of 2009, the full-requirements supply contract between PPL EnergyPlus and PPL Electric Utilities will expire. As a result of higher forward energy prices in the competitive marketplace and the 2010 capacity prices set in PJM Interconnection’s auctions, PPL expects a significant improvement in energy margins in 2010.

This forecast does not include the effect of any new assets being added to the company’s portfolio and assumes PPL Electric Utilities’ ability to fully recover its market-based energy costs as provided under Pennsylvania law.

PPL Corporation, headquartered in Allentown, Pa., controls more than 11,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to about 4 million customers in Pennsylvania and the United Kingdom. More information is available at www.pplweb.com.

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(Note: All references to earnings per share in the text and tables of this news release are stated in terms of diluted earnings per share.)

PPL invites interested parties to listen to a live Internet webcast of management’s teleconference with financial analysts about first-quarter 2008 financial results at 9 a.m. EDT Friday, May 2. The meeting is available online live, in audio format, along with slides of the presentation, on PPL’s Web site: www.pplweb.com. The webcast will be available for replay on the PPL Web site for 30 days. Interested individuals also can access the live conference call via telephone at 702-696-4769 (ID# 44159434).

PPL CORPORATION AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED FINANCIAL INFORMATION (a)

Condensed Consolidated Balance Sheet (Unaudited)
(Millions of Dollars)

	March 31, 2008	Dec. 31, 2007
Assets
Cash and cash equivalents	$495	$430
Assets held for sale	315	318
Other current assets	3,179	2,420
Investments	612	608
Property, plant and equipment
Electric plant	20,244	20,109
Gas and oil plant	67	66
Other property	197	202
	20,508	20,377
Less: accumulated depreciation	7,850	7,772
	12,658	12,605
Recoverable transition costs	497	574
Goodwill and other intangibles	1,313	1,326
Regulatory and other noncurrent assets	1,986	1,691
Total assets	$21,055	$19,972
Liabilities and Equity
Short-term debt (including current portion of long-term debt)	$838	$770
Liabilities held for sale	58	68
Other current liabilities	2,660	2,044
Long-term debt (less current portion)	7,067	6,890
Deferred income taxes and investment tax credits	2,113	2,192
Other noncurrent liabilities	2,415	2,132
Minority interest	19	19
Preferred securities of a subsidiary	301	301
Earnings reinvested	3,583	3,448
Common stock and capital in excess of par value	2,161	2,176
Accumulated other comprehensive loss	(160)	(68)
Total liabilities and equity	$21,055	$19,972

(a)
The Financial Statements in this news release have been condensed and summarized for purposes of this presentation. Please refer to PPL Corporation’s periodic filings with the Securities and Exchange Commission for full financial statements, including note disclosure.

Condensed Consolidated Income Statement (Unaudited)
(Millions of Dollars, Except per Share Data)

	3 Months Ended March 31,		12 Months Ended March 31,
	2008(a)	2007(a)(b)	2008(a)	2007(a)(b)
Operating Revenues
Utility	$1,120	$1,081	$4,153	$3,921
Unregulated retail electric	34	22	114	88
Wholesale energy marketing	258	249	1,481	1,446
Net energy trading margins	(2)	9	30	34
Energy-related businesses	116	185	700	635
	1,526	1,546	6,478	6,124

Operating Expenses
Fuel and energy purchases	298	355	1,569	1,700
Other operation and maintenance	377	325	1,425	1,291
Amortization of recoverable transition costs	76	81	305	291
Depreciation	112	116	442	435
Taxes, other than income	75	78	295	289
Energy-related businesses	108	202	668	682
	1,046	1,157	4,704	4,688
Operating Income	480	389	1,774	1,436
Other Income - net	8	27	76	82
Interest Expense	108	120	462	455

Income from Continuing Operations Before
Income Taxes, Minority Interest and
Dividends on Preferred Securities of a Subsidiary	380	296	1,388	1,063
Income Taxes	129	69	330	246
Minority Interest	0	1	2	4
Dividends on Preferred Securities of a Subsidiary	5	5	18	18

Income from Continuing Operations	246	221	1,038	795
Income (Loss) from Discontinued Operations (net of income taxes)	14	(18)	307	(7)

Net Income	$260	$203	$1,345	$788

Earnings per share of common stock – basic
Earnings from ongoing operations	$0.61	$0.66	$2.58	$2.25
Special items	0.09	(0.13)	0.99	(0.19)

Net Income	$0.70	$0.53	$3.57	$2.06

Earnings per share of common stock – diluted
Earnings from ongoing operations	$0.61	$0.65	$2.56	$2.22
Special items	0.08	(0.13)	0.97	(0.19)

Net Income	$0.69	$0.52	$3.53	$2.03

Average shares outstanding (thousands)
Basic	372,782	384,793	377,795	381,923
Diluted	376,602	389,168	382,204	387,590

(a)
Earnings in the 2008 and 2007 periods were impacted by several special items, as described in the text and tables of this news release. Earnings from ongoing operations excludes the impact of these special items.

(b)	Certain amounts from 2007 have been reclassified to conform to the current year presentation. This includes the reclassification of PPL Gas Utilities Corporation accounts to Discontinued Operations.

Condensed Consolidated Statements of Cash Flows (Unaudited)
(Millions of Dollars)

	3 Months Ended March 31,
	2008	2007
Cash Flows from Operating Activities

Net income	$260	$203
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	112	124
Amortizations - recoverable transition costs and other	94	108
Unrealized gain on derivatives and other hedging activities	(63)	(22)
Deferred income taxes and investment tax credits	(38)	(32)
Impairment of assets	0	65
Changes in working capital	39	(175)
Other	20	15
Net cash provided by operating activities	424	286

Cash Flows from Investing Activities

Expenditures for property, plant and equipment	(330)	(341)
Net (purchases) sales of emission allowances	(18)	26
Net (purchases) sales of other investments	(25)	5
Other investing activities	(89)	11
Net cash used in investing activities	(462)	(299)

Cash Flows from Financing Activities

Net issuances of long-term debt	308	304
Repurchase of common stock	(38)	0
Payment of common stock dividends	(113)	(105)
Net (decrease) increase in short-term debt	(50)	29
Other financing activities	1	(7)
Net cash provided by financing activities	108	221

Effect of Exchange Rates on Cash and Cash Equivalents	(2)	(1)

Net Increase in Cash and Cash Equivalents	68	207
Cash and cash equivalents at beginning of period	430	794
Cash and cash equivalents included in assets held for sale	(3)	(36)
Cash and cash equivalents at end of period	$495	$965

Key Indicators

Financial

	12 Months Ended March 31, 2008	12 Months Ended March 31, 2007

Dividends declared per share	$1.25	$1.13
Book value per share (a)	$14.97	$13.68
Market price per share (a)	$45.92	$40.90
Dividend yield (a)	2.7%	2.8%
Dividend payout ratio (b)	35%	56%
Dividend payout ratio - earnings from ongoing operations (b)(c)	49%	51%
Price/earnings ratio (a)(b)	13.0	20.1
Price/earnings ratio - earnings from ongoing operations (a)(b)(c)	17.9	18.4
Return on average common equity	25.13%	15.72%
Return on average common equity - earnings from ongoing operations (c)	18.71%	17.03%

(a)	End of period.
(b)	Based on diluted earnings per share.
(c)	Calculated using earnings from ongoing operations, which excludes the impact of special items, as described in the text and tables of this news release.

Reconciliation of Business Segment Earnings from Ongoing Operations and Reported Earnings (Diluted)

1st Quarter 2008	(millions of dollars)				(per share)
	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$70	$60	$98	$228	$0.19	$0.16	$0.26	$0.61
Special Items
MTM adj's from energy-related, non- trading economic hedges	50			50	0.13			0.13
Synfuel tax adjustment	(13)			(13)	(0.04)			(0.04)
Colstrip groundwater litigation	(5)			(5)	(0.01)			(0.01)
Total special items	32			32	0.08			0.08
Reported earnings	$102	$60	$98	$260	$0.27	$0.16	$0.26	$0.69

12 Months Ended March 31, 2008	(millions of dollars)				(per share)
	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$489	$157	$331	$977	$1.28	$0.41	$0.87	$2.56
Special Items
MTM adj's from energy-related, non- trading economic hedges	71			71	0.19			0.19
Workforce reduction (Q4, '07)	(4)	(1)	(4)	(9)	(0.01)		(0.01)	(0.02)
Sale of Latin American businesses (Q2, '07; Q3, '07; Q4, '07)			299	299			0.78	0.78
Sale of domestic telecommunication operations (Q2, '07; Q3, '07; Q4, '07)	(5)			(5)	(0.01)			(0.01)
Colstrip groundwater litigation (Q1, ’08)	(5)			(5)	(0.01)			(0.01)
Sale of gas and propane businesses (Q3, '07; Q4, '07)		(44)		(44)		(0.11)		(0.11)
Settlement of Wallingford cost-based rates (Q3, '07)	33			33	0.09			0.09
Impairment of certain transmission rights (Q3, '07; Q4, '07)	(13)			(13)	(0.04)			(0.04)
Change in U.K. tax rate (Q3, '07; Q4, '07)			54	54			0.14	0.14
Synfuel tax adjustment (Q1, '08)	(13)			(13)	(0.04)			(0.04)
Total special items	64	(45)	349	368	0.17	(0.11)	0.91	0.97
Reported earnings	$553	$112	$680	$1,345	$1.45	$0.30	$1.78	$3.53

Reconciliation of Business Segment Earnings from Ongoing Operations and Reported Earnings (Diluted)

1st Quarter 2007	(millions of dollars)				(per share)
	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$126	$58	$68	$252	$0.32	$0.15	$0.18	$0.65
Special Items
MTM adj's from energy-related, non- trading economic hedges	10			10	0.03			0.03
PJM billing dispute	(1)			(1)
Sale of Latin American businesses			(40)	(40)			(0.11)	(0.11)
Sale of domestic telecommunication operations	(18)			(18)	(0.05)			(0.05)
Total special items	(9)		(40)	(49)	(0.02)		(0.11)	(0.13)
Reported earnings	$117	$58	$28	$203	$0.30	$0.15	$0.07	$0.52

12 Months Ended March 31, 2007	(millions of dollars)				(per share)
	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$455	$149	$255	$859	$1.18	$0.38	$0.66	$2.22
Special Items
MTM adj's from energy-related, non- trading economic hedges	(8)			(8)	(0.02)			(0.02)
PJM billing dispute (Q4, '06; Q1, '07)	(18)	20		2	(0.05)	0.06		0.01
Off-site remediation of ash basin leak (Q2, '06)	5			5	0.01			0.01
Reduction in Enron reserve (Q2, '06)	2			2	0.01			0.01
Sale of interest in Griffith (Q2, '06; Q4, '06)	(17)			(17)	(0.04)			(0.04)
Impairment of synfuel-related assets (Q2, '06)	(6)			(6)	(0.01)			(0.01)
Reversal of cost recovery – Hurricane Isabel (Q3, '06)		(6)		(6)		(0.02)		(0.02)
Realization of benefits related to Black Lung Trust assets (Q3, '06)		21		21		0.05		0.05
Workforce reduction (Q4, '06)	(3)			(3)	(0.01)			(0.01)
Impairment of nuclear decom. trust investments (Q4, '06)	(3)			(3)	(0.01)			(0.01)
Sale of Latin American businesses (Q1, '07)			(40)	(40)			(0.11)	(0.11)
Sale of domestic telecommunication operations (Q1, '07)	(18)			(18)	(0.05)			(0.05)
Total special items	(66)	35	(40)	(71)	(0.17)	0.09	(0.11)	(0.19)
Reported earnings	$389	$184	$215	$788	$1.01	$0.47	$0.55	$2.03

Operating - Domestic and International Electricity Sales

(millions of kwh)
	3 Months Ended March 31				12 Months Ended March 31
	2008	2007	Percent Change		2008	2007	Percent Change
Domestic Retail
Delivered (a)	10,569	10,307	2.5%		38,211	37,057	3.1%
Supplied	11,123	10,842	2.6%		40,356	39,175	3.0%

International Delivered
United Kingdom	7,754	7,724	0.4%		27,917	28,423	(1.8%	)

Domestic Wholesale
East	5,929	4,248	39.6%		22,497	18,899	19.0%
West
NorthWestern Energy	567	834	(32.0%	)	2,542	3,366	(24.5%	)
Other West	3,530	2,731	29.3%		14,625	9,541	53.3%

(a)	Electricity delivered to retail customers represents the kwh delivered to customers within PPL Electric Utilities Corporation’s service territory.

“Earnings from ongoing operations” excludes the impact of special items. Special items include charges, credits or gains that are unusual or nonrecurring and the mark-to-market impact of energy-related, non-trading economic hedges. The mark-to-market impact of these hedges is economically neutral to the company because the mark-to-market gains or losses on the energy hedges will reverse as the hedging contracts settle in the future. Earnings from ongoing operations should not be considered as an alternative to reported earnings, or net income, which is an indicator of operating performance determined in accordance with generally accepted accounting principles (GAAP). PPL believes that earnings from ongoing operations, although a non-GAAP measure, is also useful and meaningful to investors because it provides them with PPL’s underlying earnings performance as another criterion in making their investment decisions. PPL’s management also uses earnings from ongoing operations in measuring certain corporate performance goals. Other companies may use different measures to present financial performance.

Statements contained in this news release, including statements with respect to future earnings, energy prices, margins and sales, growth, revenues, expenses and pension costs, marketing performance, regulation, asset dispositions and acquisitions, corporate strategy, capital additions, and generating capacity and performance, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand and prices for energy, capacity and fuel; weather conditions affecting customer energy usage and operating costs; competition in power markets; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of plants and other facilities; environmental conditions and requirements and the related costs of compliance, including environmental capital expenditures and emission allowance and other expenses; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; asset acquisitions and dispositions; any impact of hurricanes or other severe weather on our business, including any impact on fuel prices; receipt of necessary government permits, approvals and rate relief; capital market conditions and decisions regarding capital structure; the impact of state, federal or foreign investigations applicable to PPL Corporation and its subsidiaries; the outcome of litigation against PPL Corporation and its subsidiaries; stock price performance; the market prices of equity securities and the impact on pension income and resultant cash funding requirements for defined benefit pension plans; the securities and credit ratings of PPL Corporation and its subsidiaries; political, regulatory or economic conditions in states, regions or countries where PPL Corporation or its subsidiaries conduct business, including any potential effects of threatened or actual terrorism or war or other hostilities; foreign exchange rates; new state, federal or foreign legislation, including new tax legislation; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such important factors and in conjunction with PPL Corporation’s Form 10-K and other reports on file with the Securities and Exchange Commission.

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Note to Editors: Visit PPL’s media Web site at www.pplnewsroom.com for additional news and background about the corporation and its subsidiaries.